POWER OF ATTORNEY
TO EXECUTE SEC FORM 3, 4 OR 5

Know all men by these present, that I, the undersigned, do hereby make, constitute, and appoint each of TARA MACKEY, MARY RICKARD and THERESA LINDNER my true and lawful attorneys in fact for me and in my name, place, and stead, and on my behalf, and for my use and benefit:

1.    To complete, execute and file with the United States Securities and Exchange Commission Form 3, 4 or 5, when such forms are required to be filed pursuant to Section 16 of the Securities Exchange Act of 1934.  I grant to said attorneys in fact full power and authority to do, take and perform all and every act and thing whatsoever requisite, proper and necessary to be done, in the exercise of the rights and powers herein granted, as fully to all intents and purposes as I might or could do if personally present.

2.    This Power of Attorney shall commence and be in full force and effect on this date, and such rights, powers and authority shall remain in full force and effect, until such time that I expressly terminate such rights, powers and authority.

EXECUTED this 27th day of October, 2014.

                 /s/ Debbie Romine Forester

STATE OF TEXAS
COUNTY OF TARRANT

BEFORE ME, the undersigned authority, on this day personally appeared Debbie Romine Forester, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this the 27th day of October, 2014.

    /s/ Theresa V. Murray

Notary Public in and for the State of Texas

Theresa V. Murray
(Print or type Notary's name)

My Commission Expires:  8/16/2015